UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement under Section 14(d)(4)

of the Securities Exchange Act of 1934

COMPUTER SOFTWARE INNOVATIONS, INC.

(Name of Subject Company)

COMPUTER SOFTWARE INNOVATIONS, INC.

(Names of Persons Filing Statement)

Common Stock, Par Value $0.001 per share

(Title of Class of Securities)

205395106

(CUSIP Number of Class of Securities)

David B. Dechant

Chief Financial Officer

900 East Main Street, Suite T, Easley, South Carolina 29640

(864) 855-3900

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

William L. Pitman, Esq.

Smith Moore Leatherwood LLP

300 E. McBee Avenue, Suite 500

Greenville, South Carolina 29601

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 2.03, 3.03, 5.02, 8.01 and 9.01 of the Current Report on Form 8-K filed by Computer Software Innovations, Inc. on October 2, 2012 (including all exhibits attached thereto) is incorporated herein by reference.